Exhibit 10.4

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Enbridge Holdings (DakTex) L.L.C.

a Delaware Limited Liability Company

Dated as of April 27, 2017

TABLE OF CONTENTS

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

Enbridge Holdings (DakTex) L.L.C.

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of Enbridge Holdings (DakTex) L.L.C., a Delaware limited liability company (the “Company”), is entered into as of April 27, 2017, between Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), and Enbridge Energy Company, Inc., a Delaware corporation (“EECI”).

RECITALS

WHEREAS, in March 2016, Bakken Holdings Company LLC (“ETP”) commenced efforts to sell a 49% membership interest (the “Dawn Interest”) in Bakken Pipeline Investments LLC (“Dawn”);

WHEREAS, EECI determined to acquire such interest jointly with EEP and Marathon Petroleum Corporation;

WHEREAS, due to the need to timely execute the transaction with ETP, EEP and EECI were unable to establish their joint ownership arrangements prior thereto;

WHEREAS, EECI and EEP determined that EEP would initially acquire the Dawn Interest with the understanding that the terms of their joint ownership would be finalized at a later date;

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation (the “Certificate”) filed with the Secretary of State of the State of Delaware on July 28, 2016 (the “Formation Date”);

WHEREAS, on the Formation Date, EEP executed that certain Limited Liability Company Agreement of the Company dated as of July 28, 2016 (the “Original Agreement”) and made an initial capital contribution to the Company of $1,000;

WHEREAS, on the Formation Date, EEP made an initial capital contribution of $1,000, in exchange for 100% of the Membership Interests in the Company;

WHEREAS, on February 15, 2017 EEP borrowed $1,500,000,000 under that certain Credit Agreement dated as of February 15, 2017, between EEP, as borrower, and Enbridge (U.S.) Inc., a Delaware corporation, as lender, the proceeds of which were contributed by EEP to the Company to enable the Company to make its required contribution prior to the closing of MarEn’s (as defined herein) acquisition of a 49% membership interest in Dawn;

WHEREAS, on April 13, 2017, EEP contributed an additional $19,185,782 to the Company;

WHEREAS, EEP, EECI and the Company have entered into that certain Contribution Agreement, dated the date hereof (the “Contribution Agreement”), pursuant to which (i) EECI has agreed to make a capital contribution in the amount of $1,139,390,087, in exchange for 1,139,390,087 Class A Units representing a 75% membership interest in the Company;

WHEREAS, the Company owns a 75% membership interest in MarEn Bakken Company LLC, a Delaware limited liability company (“MarEn”);

WHEREAS, MarEn owns a 49% membership interest in Dawn; and

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the Original Agreement is being amended and restated hereby in order to, among other things, admit EECI as a Member (as hereinafter defined) and to establish the rights, preferences, privileges, powers and duties of the Class A Units.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I
Definitions and References

Section 1.1.               Definitions. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the sections or other subdivisions referred to below:

“Act” means the Delaware Limited Liability Company Act or any successor statute, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

(a)       Add to such Capital Account the following items:

(i)       The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interest; and

(ii)       The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)       Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, the terms “controlling, controlled by, or under common control” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person; provided, however, that EECI and the Company, on the one hand, and EEP on the other hand, shall not be considered Affiliates for purposes of this Agreement.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Applicable Law” means all applicable laws, statutes, rules, regulations, ordinances, orders, permits, decrees, requirements, judgments, and codes of Governmental Authorities;

“Assignee” means a Person to whom Membership Interests are transferred or proposed to be transferred pursuant to the terms of this Agreement; provided, however, that unless admitted as an additional or substitute Member as provided in Section 4.1, the Membership Interests held by the Assignee shall represent solely an interest, if applicable, in the Company’s items of income, gain, loss, deduction and credit, and distributions and do not confer upon such Assignee the rights of a Member under this Agreement or as a “member” under the Act. For purposes of calculating the amount of any items of income, gain, loss, deduction and credit, and distributions to which an Assignee is entitled, the term “Member” as used in the relevant provisions of this Agreement shall also include an “Assignee.”

“Available Cash” means, as of any date of determination, all cash and cash equivalents of the Company on hand as of such date, less any cash reserves established in accordance with Section 7.2.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

“Call Notice” means any call notice in substantially the form attached hereto as Exhibit A and issued to the Members pursuant to Section 5.2(a) requiring the making of capital contributions by the Members to the Company.

“Call Option” has the meaning assigned to such term in Section 4.5(a).

“Call Option Closing Date” has the meaning assigned to such term in Section 4.5(b).

“Call Option Deadline” has the meaning assigned to such term in Section 4.5(a).

“Call Option Interest” has the meaning assigned to such term in Section 4.5(b).

“Call Option Notice” has the meaning assigned to such term in Section 4.5(b).

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a)       To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article V hereof or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)       From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article V hereof or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)       In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(d)       In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)       The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided, that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article VI hereof upon the dissolution of the Company.

“Capital Contribution” means, for any Member at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the capital of the Company and the Gross Asset Value of any property contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash and the Gross Asset Value of any property contributed at any particular time or agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company. The term “Capital Contribution” shall also be deemed to include any cash available for distribution to a particular Member to the extent the Company retains such cash or distributes such cash to another Member in satisfaction of an obligation of the particular Member to the Company or such other Member, as the case may be.

“Certificate” has the meaning assigned to such term in the recitals of this Agreement.

“Class A Unitholder” means a Person who is the holder of a Class A Unit.

“Class A Units” has the meaning assigned to such term in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Company MarEn Management Committee Appointee” means the Person appointed by the Company to the Management Committee (as defined in the MarEn LLC Agreement) of MarEn pursuant to the MarEn LLC Agreement.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Competing Person” has the meaning assigned to such term in Section 7.1(l).

“Contribution Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Covered Person” means (a) any current or former Member and any Affiliate of such Member, (b) any current or former officer, employee, director, stockholder, member, partner or agent of a current or former Member or its Affiliates, (c) any current or former officer of the Company and (d) any other Person who serves or has served at the request of the Company as an officer, director, partner, employee or agent of any other Person.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of August 2, 2016, among Dakota Access, LLC and Energy Transfer CrudeOil Company, LLC, the subsidiary guarantors from time to time party thereto, Citibank, N.A., as administrative agent and the lenders signatory thereto or who subsequently become party thereto.

“DAPL Borrowings” has the meaning set forth in the Contribution Agreement.

“DAPL Pipeline” has the meaning set forth in the Credit Agreement.

“Dawn” has the meaning assigned to such term in the recitals to this Agreement.

“Dawn Board” means the board of representatives of the members of Dawn that manages and controls the business and affairs of Dawn pursuant to the Dawn LLC Agreement.

“Dawn In-Service Date” means the final Full Service Date to occur with respect to the DAPL Pipeline and the ETCO Pipeline.

“Dawn Interest” has the meaning assigned to such term in the recitals to this Agreement.

“Dawn LLC Agreement” means the Amended and Restated Limited Liability Company of Dawn made and entered into as of February 15, 2017, as amended.

“Default” has the meaning assigned to such term in Section 5.3(a).

“Default Amount” has the meaning assigned to such term in Section 5.3(a).

“Default Notice” has the meaning assigned to such term in Section 5.3(a).

“Default Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, National Association as its prime rate in effect at its principal office in New York City.

“Defaulting Member” has the meaning assigned to such term in Section 5.3(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such fiscal year or other period bears to such beginning adjusted tax basis; and, provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member; and, provided further, that Depreciation with respect to any asset for which the Company uses the “remedial allocation method” (as defined in Treasury Regulations Section 1.704-3(d)) shall be determined in accordance with Treasury Regulations Section 1.704-3(d)(2).

“Due Date” has the meaning assigned to such term in Section 5.3(a).

“EECI” has the meaning assigned to such term in the preamble to this Agreement.

“EEM Board” has the meaning assigned to such term in Section 4.5(a).

“EEP” has the meaning assigned to such term in the preamble to this Agreement.

“EEP LPA” means the Eighth Amended and Restated Agreement of Limited Partnership of EEP, dated as of April 27, 2017, as amended and/or restated from time to time.

“ETCO Pipeline” has the meaning set forth in the Credit Agreement.

“ETP” has the meaning assigned to such term in the recitals to this Agreement.

“Formation Date” has the meaning assigned to such term in the recitals to this Agreement.

“Full Service Date” means, with respect to the DAPL Pipeline and the ETCO Pipeline, the first calendar day of the month following the date on which the applicable carrier provides written notice to customers that the DAPL Pipeline or the ETCO Pipeline, as applicable, is ready and able to provide the Services (as defined in the applicable TSA).

“GAAP” means accounting principles, generally accepted in the United States, consistently applied.

“Governmental Authority” means, with respect to a particular Person, any federal, state, county, tribal authority, city and political subdivision of the United States or any State in which such Person or such Person’s property is located or which exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property;

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as determined by the Managing Member.

(b)       The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member as of the following times:

(i)       the acquisition of an interest in the Company by a new Member or the acquisition of an additional Membership Interest in the Company by an existing Member, in either case in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(ii)       the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest in the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(iii)       the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)       the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company; and

(v)       at such other times as the Managing Member shall reasonably determine to be necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)       The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member.

(d)       The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)       If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

“Indemnifiable Loss” has the meaning assigned to such term in Section 9.1(a).

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, arbitral award, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Loss” or “Losses” means any loss, damage, liability, cost or expense including, without limitation, any interest, fine, penalty, civil judgment or settlement, court cost, reasonable lawyers’ and expert witnesses’ fees, reasonable accountants’ fees, disbursements and expenses and any indemnification or similar payments required to be made to officers, directors, employees or agents under duly enacted charter provisions or bylaws, board resolutions or undertakings, commitments or other understandings or under Applicable Law respecting corporations or limited partnerships, as applicable, including any indirect, consequential, exemplary, punitive, special damages or damages for lost profits for which a party may become liable to a third party, but shall not include any indirect, consequential, exemplary, punitive, special damages or damages for lost profits that may be suffered or incurred by the party, but for which such party is not liable to a third party;

“Managing Member” means EEP.

“Marathon” means MPL Investment LLC, a Delaware limited liability company, and its successors and assigns.

“MarEn” has the meaning assigned to such term in the recitals to this Agreement.

“MarEn Designated Director” means the director appointed by MarEn to the Dawn Board pursuant to the Dawn LLC Agreement, which director must be a then-serving Manager of MarEn.

“MarEn LLC Agreement” means the limited liability company agreement of MarEn, dated as of August 2, 2016, as amended.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a Member.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Membership Interest” means the interest of a Member in the Company, including the right of such Member, if applicable, to receive distributions (liquidating or otherwise), to receive information, and to grant consents or approvals; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Member.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)       Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b)       Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c)       Gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(e)       To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f)       If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g)       Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.5(c) and Section 5.5(d)(iii) hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.5(c) and Section 5.5(d)(ii) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Non-Offering Member” has the meaning assigned to such term in Section 4.3(a).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offered Interests” has the meaning assigned to such term in in Section 4.3(a).

“Offering Member” has the meaning assigned to such term in in Section 4.3(a).

“Option Committee” has the meaning assigned to such term in Section 4.5(a).

“Original Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Percentage Interest” means, with respect to any Member, the percentage of the Membership Interests held by such Member relative to the total outstanding Membership Interests.

“Permitted Transferee” means, with respect to any Person, an Affiliate of such Person; provided that the term “Permitted Transferee” shall not include any Affiliate that, at the date of determination, such Person or any of its Affiliates intends or expects to sell, assign, exchange or otherwise cease to own or control.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government or agency or political subdivision thereof.

“Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Regulations.

“Regulatory Allocations” has the meaning assigned to such term in Section 5.5(c)(viii).

“Right to Compete” has the meaning assigned to such term in Section 7.1(l).

“ROFR Closing Period” has the meaning assigned to such term in Section 4.3(d).

“ROFR Expiration Date” has the meaning assigned to such term in Section 4.3(b).

“ROFR Notice” has the meaning assigned to such term in Section 4.3(a).

“ROFR Notice Date” has the meaning assigned to such term in Section 4.3(a).

“ROFR Offer Price” has the meaning assigned to such term in Section 4.3(a).

“Tag-Along Notice” has the meaning assigned to such term in Section 4.4(a).

“Tag-Along Right” has the meaning assigned to such term in Section 4.4(a).

“Tag-Along Transferee” has the meaning assigned to such term in Section 4.4(a).

“Tag Offerees” has the meaning assigned to such term in Section 4.4(a).

“Tag Pro Rata Share” means with respect to any Member, a fraction (expressed as a percentage), the numerator of which equals such Member’s Percentage Interest, and the denominator of which equals (i) in a situation where the Tag Pro Rata Share is being calculated with respect to all Members that hold Membership Interests, 100% and (ii) in a situation where the Tag Pro Rata Share is being calculated with respect to a particular group of Members that hold less than 100% of the Membership Interests, the total Percentage Interests held by all the Members of such group.

“Tax Matters Member” has the meaning assigned to such term in Section 8.4(e).

“Third Party” means, with respect to any Member, any Person that is not a Permitted Transferee with respect to such Member.

“Third Party Offer” has the meaning assigned to such term in Section 4.3(a).

“Transfer” (including the correlative term “Transferred”) means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, which shall include the sale, assignment, transfer, conveyance, gift, pledge, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law of stock, limited liability company interests, partnership interests, or other equity interests in or from a Person.

“Transferor” has the meaning assigned to such term in Section 4.4(a).

“Transferring Member” has the meaning assigned to such term in Section 4.2(a).

“TSA” has the meaning set forth in the Credit Agreement.

“Units” means a Membership Interest in the Company representing a fractional part of the Membership Interests of all Members and Assignees.

Section 1.2.               References and Construction.

(a)                All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)               Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)                The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)               Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)                Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f)                The word “or” is not exclusive and the word “includes” and its derivatives shall mean “includes, but is not limited to” and corresponding derivative expressions.

(g)               No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(h)               Unless otherwise provided herein, all references herein to “$” or “dollars” shall refer to U.S. Dollars.

(i)                 Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided, that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(j)                 Exhibit 3.1 and Exhibit A to this Agreement are attached hereto. Each such Exhibit is incorporated herein by reference and made a part hereof for all purposes and references to this Agreement shall include such Exhibits unless the context shall otherwise require.

ARTICLE II
ORGANIZATION

Section 2.1.               Name. The name of the Company is “Enbridge Holdings (DakTex) L.L.C.” The business of the Company shall be conducted in the name of the Company. If the Applicable Law of a jurisdiction where the Company does business requires the Company to do business under a different name, the Managing Member shall choose another name to do business in such jurisdiction. In such a case, the business of the Company in such jurisdiction may be conducted under such other name or names as the Managing Member may select.

Section 2.2.               Purpose. Subject to the terms of this Agreement, the purpose of the Company shall be to own and dispose of limited liability company interests in MarEn and to serve as a member of MarEn. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing purposes. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Section 2.3.               Member Managed. The Company shall be Member managed, and the Managing Member shall have exclusive authority to manage the Company in accordance with Article VII.

Section 2.4.               Registered Office and Registered Agent; Principal Place of Business.

(a)                The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Act. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by the Act.

(b)               The principal place of business of the Company shall be at such location as designated by the Managing Member, which need not be in the State of Delaware.

Section 2.5.               Foreign Qualification. The Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the location of its assets and properties or the conduct of its business requires such qualification unless the Managing Member shall determine otherwise.

Section 2.6.               Term. The Company commenced on the date the Certificate was filed with the Secretary of State of Delaware and shall continue in existence until the Company is dissolved and terminated in accordance with the terms hereof.

Section 2.7.               No State Law Partnership. The Members intend that the Company not be a partnership (including limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE III
Members and Units

Section 3.1.               Members. EEP and EECI are the Members of the Company as of the date hereof, as reflected in Exhibit 3.1.

Section 3.2.               Ownership of Membership Interests.

(a)                The Company shall have a single class of Membership Interests designated as Class A Membership Interests, which shall be represented by Units designated as “Class A Units,” of which 1,519,186,783 are issued and outstanding on the date hereof.

The Class A Units of the Company shall have all of the rights, preferences, privileges, powers and duties accorded to such class as are set forth in this Agreement.

(b)               As of the date hereof, the Company has issued (i) to EEP an aggregate of 379,796,696 Class A Units in connection with reclassifying EEP’s existing 100% membership interest into Class A Units, at $1.00 per Class A Unit and (ii) to EECI 1,139,390,087 Class A Units at $1.00 per Class A Unit.

(c)                The Managing Member may, subject to Section 7.2, authorize and issue an unlimited number of additional equity interests of the Company and to admit the purchasers thereof as Members of the Company on such terms as the Managing Member shall determine.

(d)               Exhibit 3.1 sets forth the number of Class A Units owned by each Member on the date hereof. The Managing Member may amend Exhibit 3.1 to reflect any changes thereto resulting from any issuances, Transfers or admissions effected in accordance with this Agreement following the date hereof.

(e)                Unless otherwise determined by the Managing Member, ownership of the Units shall not be evidenced by means of unit certificates.

Section 3.3.               Additional Members. Subject to the requirements set forth in this Agreement, additional Persons may be admitted to the Company as Members.

Section 3.4.               Liability to Third Parties. Except to the extent required by the Delaware Act, no Member or any officer, director, manager, or partner of such Member, solely by reason of being a Member or by reason of such Person’s relationship with the Member, shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

Section 3.5.               Withdrawal. No Member shall have the right to withdraw, resign or retire from the Company as a Member, unless such Member no longer holds Units in the Company.

Section 3.6.               Members Have No Agency Authority. No Member (in its capacity as a member of the Company) other than the Managing Member shall have any agency authority on behalf of the Company.

ARTICLE IV
Transfers OF MEMBERSHIP INTERESTS; ADMISSION OF ADDITIONAL MEMBERS

Section 4.1.               Transfers of Membership Interests.

(a)                Subject to the other provisions of this Article IV, any Member may Transfer all or a portion of its Membership Interests. Transfers of Membership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Membership Interests that does not so comply with all applicable provisions of this Agreement shall, to the fullest extent permitted by law, be null and void and of no force or effect, and the Managing Member acting on behalf of the Company shall not recognize or be bound by any such purported Transfer or effect any such purported Transfer on the transfer books of the Company. The Members agree that the restrictions contained in this Article IV are fair and reasonable and in the best interests of the Company and the Members.

(b)               Notwithstanding anything herein to the contrary, no Transfer by a Member of all or any part of its Membership Interest to another Person shall be permitted unless (i) the transferee agrees in writing to assume the rights and duties of such Member under this Agreement and to be bound by the provisions of this Agreement and (ii) such transferee shall become a Member of the Company immediately prior to the transferor ceasing to be a Member with respect to the transferred portion of the Membership Interest, and the business of the Company shall continue without dissolution or termination, respectively.

(c)                The Managing Member shall take all steps necessary or appropriate to amend the records of the Company to reflect such admission.

(d)               Notwithstanding the other provisions of this Article IV, no Transfer of any Membership Interests shall be made if such Transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other Governmental Authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the State of Delaware or (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

Section 4.2.               Requirements Applicable to All Transfers and Admissions.

Any Transfer of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a)                Payment of Expenses. The Member Transferring such Membership Interests (the “Transferring Member”) shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and admission of the Assignee as a Member.

(b)               No Release. No Transfer of a Membership Interest shall effect a release of the Transferring Member from any liabilities of such Transferring Member to the Company or the other Members arising from events occurring prior to the Transfer, except as otherwise may be provided in any instrument or agreement pursuant to which a Transfer of Membership Interest is effected.

(c)                Agreement to be Bound. The Assignee shall execute a counterpart to this Agreement or other instrument by which such Assignee agrees to be bound by this Agreement.

Section 4.3.               Right of First Refusal

(a)                If any Member receives a bona fide written offer from a Third Party (a “Third Party Offer”) for the Transfer of all or a part of such Member’s Membership Interests and such Member (the “Offering Member”) desires to accept and is otherwise permitted to effect such proposed Transfer pursuant to this Article IV, such Offering Member shall deliver written notice of such Third Party Offer (the “ROFR Notice”) to the other Member (the “Non-Offering Member”) (or as soon as reasonably practicable, but in no event less than 30 days prior to the date of the proposed Transfer). The date that the ROFR Notice is received by the Non-Offering Member shall constitute the “ROFR Notice Date.” The ROFR Notice shall set forth the identity of the Third Party (including, (x) if such information is not publicly available, information about the identity of the Third Party, (y) the identity of Affiliates of the Third Party and (z) if the Third Party is making the Third Party Offer as a nominee of another Person, the identity of such other Person and its Affiliates), the amount and the Membership Interests to be sold (the “Offered Interests”), the proposed purchase price for the Offered Interests (the “ROFR Offer Price”), all details of the payment terms and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. The ROFR Offer Price shall be expressed in U.S. dollars, whether or not the form of consideration in the Third Party Offer is wholly or partially cash or cash equivalents.

(b)               The Non-Offering Member shall have the right, but not the obligation, to purchase all, but not less than all, of the Offered Interests. Within 30 days after the ROFR Notice Date, the Non-Offering Member may deliver a written notice to the Offering Member of its election to purchase such Offered Interests. If written notice from the Non-Offering Member has not been received by the Offering Member by the end of the 30-day period (the “ROFR Expiration Date”), the Non-Offering Member shall be deemed to have elected not to exercise its right of first refusal in connection with such Transfer. The delivery of a notice of election under this Section 4.3(b) shall constitute an irrevocable commitment to purchase such Offered Interests. The Members shall set a reasonable place and time for the closing of the purchase and sale of the Offered Interests, which shall be not less than 5 days nor more than 30 days after the ROFR Expiration Date (subject to extension to the extent necessary to pursue any required regulatory or Member approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c)                The purchase price and terms and conditions for the purchase of the Offered Interests pursuant to this Section 4.3 shall be the purchase price and terms and conditions set forth in the applicable Third Party Offer (or the cash equivalent thereof); provided that the purchase price shall be the ROFR Offer Price and shall be payable in immediately available U.S. dollars; and provided further that the Offering Member shall at a minimum make customary representations and warranties concerning (i) such Offering Member’s valid title to and ownership of the Offered Interests, free and clear of all liens, claims and encumbrances (excluding those arising hereunder and under applicable securities laws), (ii) such Offering Member’s authority, power and right to enter into and consummate the sale of the Offered Interests, (iii) the absence of any violation, default or acceleration of any agreement or obligation to which such Offering Member is subject or by which its assets are bound as a result of the sale of the Offered Interests and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Offering Member in connection with the sale of the Offered Interests. The Offering Member and participating Non-Offering Member shall use commercially reasonable efforts to close the purchase of the Offered Interests as soon as reasonably practicable following the ROFR Expiration Date and shall each execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the other parties may reasonably request in order more effectively to implement the purchase and sale of the Offered Interests hereunder.

(d)               Notwithstanding the foregoing, (i) if the Non-Offering Member shall not have elected to purchase the Offered Interests on or prior to the ROFR Expiration Date, and the Offering Member has fully complied with the provisions of this Section 4.3, then the Offering Member may sell all, but not less than all, of the Offered Interests within 90 days after the ROFR Expiration Date (subject to extension for a reasonable amount of time to the extent necessary to obtain any required regulatory or Member approvals, including to allow for the expiration of all waiting periods under the HSR Act) or (ii) if the Non-Offering Member fails to consummate the closing of the purchase and sale of the Offered Interests within the time period provided in the last sentence of Section 4.3(b) (such period, the “ROFR Closing Period”) and the Offering Member has fully complied with the provisions of this Section 4.3, then the Offering Member may sell all, but not less than all, of the Offered Interests within 90 days after the expiration of the ROFR Closing Period to the Third Party, in each case subject to the provisions of Sections 4.1 and 4.2. Any such sale shall not be at less than the purchase price or upon terms and conditions more favorable in any material respect, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If the Offered Interests are not so transferred within the applicable time periods specified in this Section 4.3(d), the Offering Member may not sell any of the Offered Interests without again complying in full with the provisions of this Article IV.

(e)                Each of EEP and EECI shall be entitled to assign any rights it has to purchase Offered Interests pursuant to this Section 4.3 to any of its Permitted Transferees.

(f)                This Section 4.3 shall not apply to any Transfer or proposed Transfer of Membership Interests to a Permitted Transferee.

Section 4.4.               Tag-Along Rights.

(a)                If any Member (the “Transferor”) proposes to Transfer all or a part of its Membership Interests to a Third Party (the “Tag-Along Transferee”), then such Transferor shall send written notice of such proposed Transfer (the “Tag-Along Notice”) to the other Members (the “Tag Offerees”) at least 30 days prior to effecting such Transfer. Such Tag-Along Notice may be combined with a ROFR Notice and may be conditioned upon the ROFR Holders not exercising the right of first refusal contained in Section 4.3. The Tag-Along Notice shall set forth the identity of the Tag-Along Transferee (including, if such information is not publicly available, information about the identity of the Tag-Along Transferee and its Affiliates), the amount and the Membership Interests to be Transferred, the proposed purchase price expressed in U.S. dollars (whether or not the form of consideration is wholly or partially cash or cash equivalents), all details of the payment terms, the time and place for the closing and all other material terms and conditions, including the nature of the representations and warranties to be made and the indemnities to be given, in connection with the proposed Transfer. Each of the Tag Offerees shall then have the irrevocable right (a “Tag-Along Right”), exercisable by delivery of an irrevocable notice to the Transferor at any time within 20 days after receipt of the Tag-Along Notice, to participate in such Transfer by selling to the Tag-Along Transferee a pro rata portion of such Tag Offeree’s Membership Interests based on the respective Tag Pro Rata Share of the Transferor and the other Tag Offerees that exercise their Tag-Along Right, on the same terms (including with respect to representations, warranties and indemnification) as the Transferor; provided, however, that (i) any representations and warranties relating specifically to any such Tag Offeree shall only be made by such Tag Offeree; (ii) any indemnification provided by the Transferor and any such Tag Offeree (other than with respect to the representations referenced in the foregoing subsection (i)) shall be based on the Percentage Interest being sold by each party in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow (such escrow not to exceed 25% of the proceeds received by the Tag Offerees that exercise their Tag-Along Right without the consent of such Tag Offerees) established for the benefit of the proposed purchaser (each party’s contributions to such escrow to be on a pro rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of any such Tag Offeree shall in no event exceed the net proceeds to such Tag Offeree from such proposed Transfer; and (iii) the form of consideration to be received by the Transferor in connection with the proposed sale shall be the same as that received by such Tag Offeree.

(b)               If any Tag Offeree has exercised its Tag-Along Rights and the Tag-Along Transferee is unwilling to purchase all of the Membership Interests proposed to be Transferred by the Transferor and each exercising Tag Offeree, then the Transferor and the exercising Tag Offerees shall reduce, on a pro rata basis, based on their respective Tag Pro Rata Share, the amount of such Membership Interests that each otherwise would have sold so as to permit the Transferor and the exercising Tag Offerees to sell the portion of Membership Interests (determined in accordance with such Tag Pro Rata Share) that the proposed Tag-Along Transferee is willing to purchase.

(c)                Each Tag Offeree and the Transferor shall sell to the Tag-Along Transferee all of the Membership Interests proposed to be Transferred by them, at not less than the purchase price payable in immediately available U.S. dollars and upon terms and conditions, if any, not more favorable in any material respect, individually and in the aggregate, to the Tag-Along Transferee than those in the Tag-Along Notice at the time and place provided for the closing in the Tag-Along Notice, or at such other time and place as the Tag Offerees, the Transferor and the Tag-Along Transferees shall agree.

(d)               The Transferor shall have the right to require the Managing Member generally to cooperate fully with potential acquirors of its Membership Interests by taking all customary and other actions reasonably required by the Transferor or such potential acquirors, including making the records and assets of the Company generally reasonably available for inspection by such potential acquirors and making the officers and employees who manage the business of the Company reasonably available for interviews; provided that the potential acquirer has entered into a customary confidentiality agreement with the Company. The Managing Member generally shall not be required to disclose to any potential acquirer (i) any information that such Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which such Managing Member reasonably believes (A) could damage the Company or its respective businesses or (B) that the Company is required by law or by agreement to keep confidential.

(e)                This Section 4.4 shall not apply to any Transfer or proposed Transfer of Membership Interests to a Permitted Transferee.

Section 4.5.               Call Option

(a)                Beginning on the Dawn In-Service Date and from time to time prior to the fifth anniversary of the Dawn In-Service Date (the “Call Option Deadline”), EEP shall have the right to purchase, and EECI shall have the obligation to sell (the “Call Option”), a portion of the Class A Units held by EECI that represents, in the aggregate, up to twenty percent (20%) of the total outstanding Class A Units in accordance with this Section 4.5. In considering whether to exercise the Call Option, the Board of Directors of Enbridge Energy Management, L.L.C. (the “EEM Board”), in its capacity as delegate of EECI, the general partner of EEP, shall establish a committee of independent directors (an “Option Committee”) to make a recommendation to the EEM Board, on behalf of EEP, whether to exercise the Call Option and the portion of Class A Units held by EECI that EEP will purchase if the Call Option is exercised (not to exceed, in the aggregate, twenty percent (20%) of the total outstanding Class A Units). The EEM Board shall provide the Option Committee with all of the information that the Option Committee may reasonably request that is relevant to its determination.

(b)               If the EEM Board determines to exercise all or a portion of the Call Option following receipt of the Option Committee’s recommendation, EEP shall deliver to EECI, prior to the Call Option Deadline, written notice (each, a “Call Option Notice”) of such determination. Each Call Option Notice shall state (i) the portion of the Class A Units held by EECI proposed to be purchased (not to exceed, in the aggregate, twenty percent (20%) of the total outstanding Class A Units) (a “Call Option Interest”) and the corresponding amount of consideration to be paid, calculated in accordance with Section 4.5(c), (ii) the proposed date of purchase and (iii) other proposed material terms and conditions of such purchase. Upon receipt of each Call Option Notice, EECI agrees to promptly take all necessary and desirable actions in connection with the exercise of the Call Option reasonably requested by EEP, including the execution of such agreements and such instruments and other actions reasonably necessary to consummate the purchase and sale of the Call Option Interest hereunder. Each date on which the purchase and sale of a Call Option Interest is consummated is referred to as a “Call Option Closing Date.” Such agreements and instruments shall contain customary representations and warranties concerning (i) EECI’s valid title to and ownership of the Call Option Interest, free and clear of all liens, claims and encumbrances (excluding those arising under this Agreement and applicable securities laws), (ii) EECI’s authority, power and right to enter into and consummate the sale of the Call Option Interest, (iii) the absence of any violation, default or acceleration of any agreement to which EECI is subject or by which its Partnership Interests are bound as a result of the agreement to sell and the sale of the Call Option Interest, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by EECI in connection with the sale of the Call Option Interest. EECI shall execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as EEP may reasonably request, but neither the failure of EECI to execute or deliver any such documentation nor the failure of EECI to comply with all required actions shall affect the validity of a purchase and sale pursuant to this Section 4.5.

(c)                The purchase price per Class A Unit to be paid by EEP to EECI for the purchase of a Call Option Interest shall be equal to the Net Book Value of the Call Option Interest being acquired adjusted for capitalized interest incurred prior to the Call Option Closing Date with respect to Capital Contributions made in respect of such Call Option Interest. For purposes of this Section 4.5, “Net Book Value” means the sum of (i) the equity value of the Company’s investment in MarEn and (ii) the amount of cash held by the Company, in each case as reflected on the books and records of the Company and attributable to the Call Option Interest being acquired.

(d)               If and to the extent that any distributions accruing on a Call Option Interest prior to the applicable Call Option Closing Date are declared or paid on or after such Call Option Closing Date, EECI shall be entitled to receive, and EEP shall pay to EECI, subject to the Delaware Act, (i) with respect to a Quarter ending prior to the Quarter in which the Call Option Closing Date occurs for which distributions on the Class A Units have not been declared and/or paid as of the Call Option Closing Date, an amount equal to the distributions attributable to the Call Option Interest with respect to such Quarter and (ii) with respect to a Quarter in which the Call Option Closing Date occurs, an amount equal to the product of (x) the distributions attributable to the Call Option Interest with respect to such Quarter and (y) the quotient obtained by dividing the number of days the Call Option Interest was held by EECI during such Quarter by the total number of days in such Quarter.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ALLOCATIONS

Section 5.1.               Capital Contributions; Use of Proceeds.

(a)                Capital Contributions.

(i)                 As of the date hereof, EEP is deemed to have made capital contributions in the amount of $379,796,696, in exchange for (A) 379,796,696 Class A Units and (B) has received a cash distribution in the amount of $1,139,390,087.

(ii)               On the date hereof, EECI made a capital contribution in the amount of $1,139,390,087 in exchange for 1,139,390,087 Class A Units.

(b)               Use of Proceeds. On the date hereof, the Company distributed to EEP the aggregate amount of the contribution described in Sections 5.1(a)(ii), and EEP has used the aggregate amount distributed by the Company to repay $1,139,390,087 of the DAPL Borrowings.

Section 5.2.               Additional Capital Contributions.

(a)                From time to time from after the date hereof and following the issuance of a Call Notice, the Members shall make additional cash capital contributions to the Company (i) as determined by the Managing Member, subject to Section 7.2 or (ii) in such amounts and at such times as the Company is required to make a capital contribution to MarEn pursuant to the MarEn LLC Agreement. All such capital contributions shall be made by the Members to the Company in proportion to their respective Percentage Interests.

(b)               Except required by this Section 5.2, in no event shall any of the Members be required to make any capital contributions to the Company after the date hereof, and no third party shall have the right to cause the Company to require any capital contributions of the Members.

(c)                Each capital call made pursuant to this Section 5.2 shall be made pursuant to a Call Notice delivered to all of the Members. Each Member shall make such Member’s required capital contribution pursuant to this Section 5.2 (i) if such Call Notice is in respect of the Company’s funding obligations under the terms of the MarEn LLC Agreement, then within the earlier of (A) two Business Days after the issuance of such Call Notice, and (B) one day prior to the date on which the Company is required to make the applicable capital contribution to MarEn under the terms of the MarEn LLC Agreement or (ii) if such Call Notice is in respect of a capital contribution for purposes other than those described in clause (i) above, then within five Business Days from the issuance of such Call Notice.

Section 5.3.               Failure to Fund Capital Contributions.

(a)                If any Member fails to pay in full when due (any such date, a “Due Date”) any amount owed to the Company under a Call Notice issued pursuant to this Article V, and if such failure is not cured within 10 days of such Due Date, then such Member shall be deemed to be in default under this Agreement (a “Default”), and shall be referred to herein as a “Defaulting Member.” The Company shall give notice of such Default (a “Default Notice”) to the Defaulting Member and the non-Defaulting Member. A Default Notice shall include a statement of the amount the Defaulting Member has failed to pay (the “Default Amount”).

(b)               Any amount not paid when due under this Agreement shall bear interest at the Default Rate from the applicable Due Date to the date of payment.

Section 5.4.               Consequences of Default. Upon receipt of a Default Notice, the non-Defaulting Member may (a) loan to the Defaulting Member the Default Amount and charge interest at the Default Rate; provided, that, any amounts loaned to the Defaulting Member by the non-Defaulting Member shall be used by the Defaulting Member to make such Defaulting Member’s required capital contribution pursuant to Section 5.2 or (b) make a capital contribution to the Company equal to the Default Amount in exchange for additional Class A Units at a price per Class A Unit equal to $1.00.

Section 5.5.               Capital Accounts and Allocations.

(a)                Capital Accounts. The Company will maintain for each Member owning any Membership Interests a separate Capital Account with respect to such Membership Interests in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv) and as set forth in this Agreement. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired.

(b)               Allocations of Net Profits and Net Losses.

(i)                 Net Profits. Subject to the other provisions of this Article V, for purposes of adjusting the Capital Accounts of the Members, the Net Profits and, to the extent necessary, individual items of income and gain, for any fiscal year shall be allocated among the Members in proportion to their relative Percentage Interests.

(ii)               Net Losses. Subject to the other provisions of this Article V, for purposes of adjusting the Capital Accounts of the Members, the Net Losses and, to the extent necessary, individual items of loss, credit and deduction, for any fiscal year shall be allocated among the Members in proportion to their relative Percentage Interests.

(c)                Regulatory Allocations. Prior to making any allocations under Section 5.5(b), the following special allocations shall, except as otherwise provided, be made in the following order:

(i)                 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.5(c)(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)               Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, then each Member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This Section 5.5(c)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)             Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 5.5(c)(iii) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)             Limitation on Allocation of Net Loss. If the allocation of Net Loss (or items of loss or deduction) to a Member as provided in Section 5.5(b) hereof would create or increase an Adjusted Capital Account deficit, then there shall be allocated to such Member only that amount of Net Loss (or items of loss or deduction) as will not create or increase an Adjusted Capital Account deficit.

(v)               Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(vi)             Nonrecourse Deductions. The Nonrecourse Deductions for each Company taxable year shall be allocated to the Members in proportion to their relative interests in the Company.

(vii)           Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii)         Curative Allocations. The allocations set forth in Section 5.5(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may effect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Member is authorized to divide allocations of Company income, gain, loss, deduction, and other items (other than Regulatory Allocations) among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(d)               Tax Allocations.

(i)                 For any fiscal year or other period during which any part of a Membership Interest in the Company is transferred between the Company or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest in the Company shall be apportioned between the transferor and the transferee using any method allowed pursuant to Section 706 of the Code and the applicable Regulations as chosen by the Managing Member.

(ii)               In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (a) of the definition of “Gross Asset Value”). In the event the Gross Asset Value of any Company asset is otherwise adjusted pursuant to the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. For purposes of such allocations, the Company shall elect the remedial allocation method described in Regulations Section 1.704-3(d). Except as provided above, all items of the Company income, gain, loss, deduction, and credit, as determined for federal income tax purposes, shall be divided among the Members, to the maximum extent possible, in the same manner in which they share the corresponding items determined for purposes of maintaining Capital Accounts. Allocations pursuant to this Section 5.5(d) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provisions of this Agreement.

(iii)             In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article V, the Managing Member is hereby authorized to make new allocations in reliance on the Code and such Regulations.

(iv)             For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in profits will be deemed to equal each Member’s interest in Net Profits allocated under Section 5.5(b).

ARTICLE VI
Distributions AND payments

Section 6.1.               Distributions Generally. Subject to Section 7.2, all Available Cash shall be distributed to the Members of record in proportion to their respective Percentage Interests. Holders of record of the applicable Units for a distribution made pursuant to this Section 6.1 shall be determined as of close of business on the day on which such distribution is approved by the Managing Member. Available Cash shall be determined by the Managing Member, subject to Section 7.2, (i) from time to time promptly following receipt of any proceeds (other than de minimis amounts) by the Company, and (ii) in no event less frequently than on a calendar quarter basis, effective at the end of each calendar quarter, within 10 days after the end of such Calendar Quarter. Subject to the other provisions of this Article VI and other than upon a liquidation of the Company pursuant to Article X, the Company shall distribute the amount of Available Cash to the Members within the earlier of (A) with respect to distributions of Available Cash in respect of any receipt of proceeds by the Company, within 10 business days after receipt by the Company of such proceeds, and (B) with respect to distributions of Available Cash in respect of determinations of Available Cash made on a Calendar Quarter basis, within 10 days following such determination as provided in this Section 6.1.

Section 6.2.               Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 6.2 will be treated as having been distributed to such Member. To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess will be considered a loan from the Company to such Member, with interest accruing at the Default Rate or the amount of such excess will be promptly paid to the Company by the Member on whose behalf such withholding is required to be made. Any income from any deemed loan will not be allocated to or distributed to the Member requiring such loan. Such loan may, at the option of the Managing Member, be satisfied out of distributions to which such Member would otherwise be subsequently entitled. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members and the Managing Member from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Member.

ARTICLE VII
Management/Governance Provisions

Section 7.1.               Management by Managing Member.

(a)                Except with respect to matters on which the approval of all of the Members is expressly required by this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed exclusively by, the Managing Member in its sole discretion.

(b)               The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Managing Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c)                Subject to Section 7.1 with respect to the Managing Member and notwithstanding anything in this Agreement to the contrary or any duties (including fiduciary duties) otherwise existing at law or in equity: (i) in the exercise of rights and performance of duties under this Agreement, each Covered Person will, to the fullest extent permitted by Applicable Law, have no duties (including fiduciary duties) to the Company or to any Member; (ii) whenever under this Agreement the Managing Member is permitted or required to make a decision, the Managing Member will be entitled to consider only such interests and factors as it desires (including such Managing Member’s own interests and the interests of its Affiliates), and will, to the fullest extent permitted by Applicable Law, have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Member or any other Person; and (iii) whenever under this Agreement any Member is permitted or required to take any action, each Member will be entitled to consider only such interests and factors as such Member desires and will, to the fullest extent permitted by Applicable Law, have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Member. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by Applicable Law, such other duties and liabilities of such Covered Person.

(d)               Subject to its obligations and duties as set forth in this Agreement, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible or liable to the Company or any Member for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any such agent appointed by the Managing Member unless the Managing Member had knowledge that such agent was acting unlawfully or engaging in fraud.

(e)                The Managing Member acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment or any business decision or action, or otherwise shall be entitled to rely on the provisions of this Agreement and any other agreement or document contemplated by this Agreement and on the advice of counsel, accountants and other professionals that is provided to the Company or the Managing Member. The Managing Member shall not be liable to the Company or to any Member for its reliance on any of the foregoing agreements or documents or such advice, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, the Managing Member committed a bad faith violation of the implied contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that the Managing Member’s conduct was unlawful.

(f)                The Managing Member may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by the Managing Member to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, the Managing Member committed a bad faith violation of the implied contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that the Managing Member’s conduct was unlawful.

(g)               No Covered Person shall be liable to the Company or to any Member under this Agreement, at law or in equity for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of contract or breach of duties including fiduciary duties) taken or omitted by a Covered Person in connection with the activities of the Company or its subsidiaries, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed a bad faith violation of the implied contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful.

(h)               NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED HEREUNDER REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

(i)                 The obligations of the Company to the Covered Persons provided in this Agreement or arising under law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for such obligations, to the fullest extent permitted by law. The obligations of the Members provided in this Agreement or arising under law are solely the obligations of such Member, and no personal liability whatsoever shall attach to, or be incurred by, any other Covered Person for such obligations, to the fullest extent permitted by law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Company or such Member of the obligations provided in such agreements.

(j)                 Nothing in this Section 7.1 shall be deemed to (i) limit or waive any rights that any Person has for breach of contract or indemnification under the terms of this Agreement or any other agreement or document contemplated by this Agreement or (ii) release or otherwise prevent any Covered Person from asserting a claim against another Covered Person with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by Applicable Law.

(k)               Any amendment, modification or repeal of this Section 7.1 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(l)                 Each party to this Agreement hereby acknowledges and agrees that each Member, including the Managing Member, and each of their respective Affiliates (each, a “Competing Person”), may engage or invest in, and devote its and their time to, such other business ventures or activities as such Person or Persons may choose, whether or not such ventures or activities are considered competitive with the Company or its business and whether or not the Company or any other Member participates in such ventures or activities, including the participation by the Company in a joint venture or any other business opportunity with any Member, without providing any other Member the right to participate in such joint venture or business opportunity (collectively, the “Right to Compete”), and neither the Company nor any Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of such Competing Person (or to the income or proceeds derived therefrom) notwithstanding any duty existing at law or in equity, and the pursuit of such other venture or activity will not be deemed wrongful or improper or a violation of any duty (fiduciary or otherwise). The Right to Compete of each Competing Person does not require notice to, approval from, or other sharing with, any of the other Members or the Company. To the fullest extent permitted by law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of any Competing Person.

Section 7.2.               Limitations on Managing Member Authority. The Managing Member may not take any of the following actions without the consent of all of the Members:

(a)                approve future capital contributions to the Company or cause the Company to make any capital call other than those described above under clause (i) of Section 5.2(a);

(b)               establish any cash reserves;

(c)                incur or guarantee any indebtedness by the Company or any of its subsidiaries;

(d)               incur any material encumbrance or lien on, or pledge or mortgage of, any of the assets of the Company;

(e)                make any material modification of any material contract related to the assets of the Company, including the MarEn LLC Agreement;

(f)                amend the Certificate, this Agreement or the certificate of formation, certificate of incorporation, certificate of limited partnership or similar charter document of any subsidiary of the Company;

(g)               approve or enter into any merger, business combination or reorganization of the Company or any of its subsidiaries, whether in one or a series of related transactions;

(h)               approve or enter into any direct or indirect sale, exchange or other transfer of (i) assets of the Company or any subsidiary of the Company or (ii) equity interests of any Person held by the Company or any subsidiary of the Company;

(i)                 admit any new Member of the Company;

(j)                 issue any new or additional Membership Interests;

(k)               change the business of the Company and its subsidiaries, taken as a whole, or the purpose of the Company, or of any subsidiary of the Company;

(l)                 elect or change any election to the Company or any subsidiary of the Company (i) to be classified as other than a partnership or a disregarded entity for tax purposes or (ii) that is otherwise material to the Company or any subsidiary of the Company for tax purposes;

(m)             dissolve or liquidate the Company or any subsidiary of the Company;

(n)               commence a voluntary case or consent to the entry or an order for relief in an involuntary case against the Company under any bankruptcy laws; or

(o)               enter into any contract providing for or otherwise committing to take any of the foregoing actions, or delegating authority to any Person to approve any of the foregoing actions.

Section 7.3.               Fundamental Changes. If, at any time, EECI is removed as the general partner of EEP pursuant to Section 13.2 (or equivalent provision) of the EEP LPA, then, without any further action of the Company or any Member, (a) EECI (or its designee) shall automatically become the Managing Member, and (b) EEP shall cease to be the Managing Member.

ARTICLE VIII
Accounting and Banking Matters; Tax Matters

Section 8.1.               Books and Records; Reports.

(a)                The Company shall keep and maintain full and accurate books of account for the Company in accordance with GAAP and the terms of this Agreement. Such books shall be maintained at the principal office of the Company or offsite so long as they are easily accessible. To the extent reasonably requested, the Members and their Affiliates and designated representatives shall have full and complete access at all reasonable times to review, inspect and copy the books and records of the Company.

(b)               The Company shall provide to the Members the following reports:

(i)                 within 60 days of the end of any calendar quarter, unaudited quarterly consolidated financial statements of the Company for the previous quarter prepared in accordance with GAAP; and

(ii)               such other reports and information (in any form, electronic or otherwise) as the Members may reasonably request or as the Managing Member may determine.

Section 8.2.               Fiscal Year. The calendar year shall be selected as the accounting year of the Company and the books of account shall be maintained on an accrual basis.

Section 8.3.               Bank Accounts. The Company shall maintain one or more bank accounts in the name of the Company in such bank or banks as may be determined by the Managing Member, which accounts shall be used for the payment of expenditures incurred by the Company in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All such receipts shall be and remain the property of the Company and shall not be commingled in any way with funds of any other Person.

Section 8.4.               Taxes.

(a)                Tax Returns. The Managing Member (on behalf of the Company) shall prepare and timely file, or cause to be prepared and timely filed, all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed, including any information necessary for the Company to determine its withholding obligations, if any, with respect to federal, state and local taxes. The Company shall bear the costs of the preparation and filing of its returns.

(b)               Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Regulations Section 301.7701-3, and no provision of this Agreement (including Section 2.7) shall be construed to sanction or approve such an election.

(c)                Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(i)                 to adopt as the Company’s fiscal year the calendar year;

(ii)               to adopt the accrual method of accounting;

(iii)             to amortize the start-up expenses of the Company as permitted by Section 709(b) of the Code;

(iv)             to elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, an election under Section 754 of the Code and the Regulations promulgated thereunder to adjust the bases of the Company’s properties under Sections 734 and 743 of the Code; and

(v)               any other election the Managing Member may deem appropriate.

(d)               Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company but not later than three (3) months after the end of each fiscal year.

(e)                Tax Matters Member. For all tax years beginning on or before December 31, 2017, the Managing Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code to oversee or handle matters relating to the taxation of the Company. For all tax years beginning after December 31, 2017, pursuant to Section 6221 et. seq., Subchapter C of Chapter 63 of Subtitle F of the Internal Revenue Code, the Managing Member shall be the “partnership representative” of the Company pursuant to Section 6231(a)(7) of the Code (collectively, the tax matters partner and the partnership representative is the “Tax Matters Member”) to oversee or handle matters relating to the taxation of the Company. As the Tax Matters Member, the Managing Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Member.

ARTICLE IX
Indemnification

Section 9.1.               Indemnification.

(a)                Each Covered Person (regardless of such Person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless to the fullest extent permitted by Applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any director or Member) reasonably incurred or suffered by any such Covered Person in connection with the activities of the Company or its subsidiaries (collectively, “Indemnifiable Losses”); provided, that such Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Covered Person’s conduct was unlawful. Any indemnification under this Article IX shall be the obligation of the Company. The indemnification provided by this Section 9.1 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person. A Covered Person shall not be denied indemnification in whole or in part under this Section 9.1 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any other agreement or document contemplated by this Agreement.

(b)               The Company may purchase and maintain insurance on behalf of such Persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(c)                Reasonable, documented expenses incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

(d)               The indemnification provided in this Section 9.1 is for the benefit of each Covered Person and shall not be deemed to create any right to indemnification for any other persons.

(e)                Notwithstanding anything to the contrary in this Article IX, in no event shall (i) any failure of any Member to receive distributions, (ii) any express allocation to any Member or (iii) any obligation of any Member to make a Capital Contribution to the Company under this Agreement constitute an Indemnifiable Loss.

ARTICLE X
Dissolution, Liquidation and Termination

Section 10.1.           Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)                the election by the Managing Member, subject to Section 7.2, to dissolve the Company;

(b)               entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c)                at any time there are no members of the Company.

Section 10.2.           Certificate of Cancellation. On completion of the distribution of Company assets as provided in this Agreement and any other actions necessary to wind up the Company, the Managing Member shall file a certificate of cancellation with the Secretary of State of Delaware, and the Company shall be terminated.

Section 10.3.           Winding Up. Except as otherwise provided in the Certificate or this Agreement, the Managing Member may wind up the Company’s affairs. The Managing Member shall continue to function, for the purpose of winding up, in accordance with the procedures set by the Act, the Certificate, and this Agreement, and shall be subject to no greater liabilities than would apply in the absence of dissolution.

Section 10.4.           Liquidation and Termination. Upon dissolution of the Company, the Managing Member shall serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The proceeds of such liquidation shall be applied in the following order of priority:

(a)                First, to the payment of the debts and liabilities of the Company and the costs and expenses of the dissolution and liquidation (including any reserves which the liquidator may deem reasonably necessary for any contingent, conditional or unmatured liabilities of the Company); and

(b)               Second, to the Members or their successors-in-interest, in accordance with the positive balances in their respective Capital Accounts.

Section 10.5.           Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

ARTICLE XI
General Provisions

Section 11.1.           Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit 3.1 or such other address as that Member may specify by notice to the other Members. All notices, requests, and consents to be sent to the Company must be sent to or made at the address of the Company's principal place of business or such other address as set forth in Exhibit 3.1, or as the Company may specify by notice to the Members.

Section 11.2.           Amendment or Modification. This Agreement may be amended or modified by the Managing Member, subject to Section 7.2.

Section 11.3.           Entire Agreement. This Agreement, along with any exhibits attached hereto and any agreements or documents specifically referenced herein or therein, constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and thereof.

Section 11.4.           Effect of Waiver or Consent. The failure of any Person to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Person's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.5.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and permitted assigns.

Section 11.6.           Governing Law; Disputes. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS HEREBY WAIVED BY EACH OF THE MEMBERS.

Section 11.7.           Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 11.8.           Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.9.           Public Announcements. Any press release or other public statement issued by the Company with respect to this Agreement or the transactions contemplated hereby shall be issued only after having provided reasonable advance notice of same to the Members; provided, that in no event shall the economic terms of this Agreement or the transactions contemplated hereby be disclosed by any Person, unless each Member has consented in advance to such disclosure or such disclosure is required pursuant to Applicable Law or by order of a court of applicable jurisdiction.

Section 11.10.       No Third Party Beneficiaries.

Except as otherwise provided in Article IX, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any Person not a party to this Agreement, unless otherwise expressly agreed to in writing by the parties.

Section 11.11.       Confidentiality. Subject to Section 11.9, each Member agrees that all non-public information received from or otherwise relating to, the Company, its subsidiaries and businesses, their Members, or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential, is confidential and will not be disclosed or otherwise released to any other Person (other than to an Affiliate of a Member or to a consultant or other advisor to such Member who agrees to be bound by the obligations of this Section 11.12 as if it were a party to this agreement). The restrictions set forth herein do not apply to any disclosures required by law or regulatory authority (pursuant to the advice of counsel). The restrictions set forth in this Agreement do not apply to any disclosures relating to U.S. federal and state income tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions and tax analyses) relating to such tax treatment and tax structure.

Section 11.12.       Counterparts. This Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above written.

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its General Partner

By:	/s/ STEPHEN J. NEYLAND
Name: Stephen J. Neyland
Title: Vice President - Finance

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ MARK A. MAKI
Name: Mark A. Maki
Title: President

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF ENBRIDGE HOLDINGS (DAKTEX) L.L.C.

EXHIBIT A

FORM OF CALL NOTICE

ENBRIDGE HOLDINGS (DAKTEX) L.L.C.

CALL NOTICE

Reference is made to the Amended and Restated Limited Liability Company Agreement (as amended, supplemented and restated from time to time, the “LLC Agreement”) of Enbridge Holdings (DakTex) L.L.C., A Delaware limited liability company (the “Company”), dated as of April 27, 2017. Terms used in this Call Notice and not otherwise defined herein shall have the respective meanings set forth in the LLC Agreement. Pursuant to Section 5.2(a) of the LLC Agreement, the Company hereby requests that Members make capital contributions to the Company as follows:

1.	Aggregate Amount of Capital Call: $___________

2.	Date funds are required to be received by the Company (the “Due Date”): ___________, 20__

3.	Use of Proceeds:

4.	Capital contribution of each Member:

Member	Capital Contribution
Enbridge Energy Company, Inc.	$[ ]
Enbridge Energy Partners, L.P.	$[ ]

5.	Instructions for Wire Transfer: ________________________________

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Call Notice on behalf of the Company on this ____ day of __________, 20__.

ENBRIDGE HOLDINGS (DAKTEX) L.L.C.

By:
Name:
Title:

EXHIBIT 3.1
MEMBER ADDRESSES AND UNITS

Member	Address	Units
Enbridge Energy Company, Inc.	1100 Louisiana St., Suite 3300 Houston, Texas 77002 Attn: Corporate Secretary Fax: 713-821-2229	379,796,696 Class A Units
Enbridge Energy Partners, L.P.	1100 Louisiana St., Suite 3300 Houston, Texas 77002 Attn: Corporate Secretary Fax: 713-821-2229	1,139,390,087 Class A Units

Address of Company for Notice Purposes:	Enbridge Holdings (DakTex) L.L.C.
1100 Louisiana St., Suite 3300
Houston, TX 77002
	Attn:	Corporate Secretary
	Fax:	713-821-2229